EXECUTIVE EMPLOYMENT CONTRACT effective as of the 1st day of January, 2013 (the "Effective Date").

BETWEEN:

TARSIS RESOURCES LTD., a corporation duly

incorporated under the Business Corporations

Act of British Columbia,

hereinafter "Corporation "

AND:

MARC BLYTHE

hereinafter "Executive"

WHEREAS the Corporation is a mineral exploration and development company;

AND WHEREAS the Executive has acted as a consultant to Corporation and has agreed to accept employment as the President and Chief Executive Officer of the Corporation;

AND WHEREAS the Corporation recognizes the valuable services that the Executive has provided as a consultant to it and its subsidiaries and the board of directors of Corporation (the "Board") have determined that it is in the best interests of the Corporation to induce the Executive to become an employee of the Corporation and its subsidiaries.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS.

1.

Term

The term of this Agreement (the "Term") shall be for an indefinite period unless earlier terminated in accordance with the provisions of this Agreement.

2.

Remuneration

(a)

Annual Salary

The Executive shall be entitled to receive from the Corporation remuneration in an amount of $175,000 per annum ("Base Salary") subject to all requisite withholdings and deductions as may be required under applicable law, but exclusive of any bonuses, benefits or other compensation. Payment shall be made in monthly or such other increments as may be agreed upon between the parties. The Base Salary shall be subject to annual review and increase but not reduction and shall be Increased as may be agreed upon between the Executive and the Corporation.

The annual reviews shall be conducted in the month preceding each anniversary of the commencement of the Term.

(b)

Other Benefits:

(i)

indemnity including defraying of Expenses in any Proceedings which the Executive or any heirs or other personal representative of the Executive may be joined by reason of being or having been an officer or director of the Corporation or of an affiliate of the Corporation. “Proceedings" shall include any legal proceeding or investigative action or proceeding whether current, threatened, pending or completed?' Indemnity" shall include indemnity for any judgement, penalty or fine awarded or imposed in or an amount paid in settlement of a Proceeding. "Expenses" shall include costs, charges and expenses, including legal and other fees;

(ii)

participation in any health or other benefit plans that the Corporation now or hereafter may acquire and maintain that is comparable to those provided by the Corporation to other senior executives of the Corporation and the right to participate in any share option plan, compensation, share purchase plan, retirement or other similar plan offered by the Corporation from time to time to its senior executives and to the extent authorized by the board of directors of the Corporation; and

(iii)

reimbursement for all expenses reasonably incurred by the Executive, including entertainment, travel and other expenses incidental to the performance by the Executive of duties pursuant to the provisions of this agreement subject always to the Executive providing to the Corporation documentation authenticating such expenses as may from time to time be reasonably required by the Corporation.

3.

Responsibilities and Duties

The Executive shall serve the Corporation and any subsidiaries of the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operations of the Corporation and any of its subsidiaries as may from time to time be reasonably determined by the board of directors of the Corporation consistent with the office of the Executive. Without limitation of the foregoing, the executive shall hold the office of President and Chief Executive Officer.

The Executive shall:

(a)

devote reasonable time and attention and best efforts during normal business hours to the business and affairs of the Corporation; and

(b)

perform those duties that may reasonably be assigned to the Executive diligently, faithfully and to the best of the Executive's abilities and in the best interest of the Corporation. Without limiting the generality of the foregoing the Executive shall assume the responsibilities and duties as described in Schedule "A".

4.

Vacation

The Executive shall be entitled to four (4) weeks vacation for each twelve month period of employment. Entitled vacation or any portion thereof can, at the option of the Executive, be deferred in one year and utilized in a later year. Within 4 weeks of the end of each calendar year, Executive must provide the Board with a written summary of vacation weeks taken and/or vacation weeks Executive wishes to defer to a later year. Executive may not carry forward more than four (4) weeks of vacation to a future year without prior approval of the board. If the Board and the Executive agree that it Is not possible for Executive to take vacation or carry forward vacation for any particular year, such vacation shall be paid to Executive based on the then base salary of Executive.

5.

Confidentiality

As a condition of this Agreement, all information acquired by the Executive relating to or connected with the business or corporate affairs of the Corporation shall be kept in strict confidence and shall not be disclosed to anyone, unless required pursuant to the securities legislation governing the Corporation or otherwise by law.

6.

Termination

This Agreement will terminate or may be terminated for any one of the following reasons:

(a)

voluntary, upon at least three (3) months prior written notice of termination by the Executive to the Corporation; or

(b)

without Cause, as hereinafter defined in Section 8, upon at least three (3) months prior written notice of termination by the Corporation to the Executive; or

(c)

by the Corporation for Cause, as hereinafter defined in Section 7; or

(d)

upon the death or disability of the Executive, as hereinafter defined in Section 9; or

(e)

upon retirement by the Executive.

7.

Termination by the Executive Voluntarily or by the Corporation for Cause

if the Executive shall voluntarily terminate employment under this Agreement or if the employment of the Executive is terminated by the Corporation for Cause, then all compensation and benefits as heretofore provided shall terminate immediately upon the effective date of termination and no special severance compensation will be paid.

Cause to terminate the Executive's employment shall mean:

(a)

the repeated and demonstrated failure by the Executive to perform the Executive's material duties under this Agreement, after written demand for substantial performance is delivered by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has not substantially performed the Executive's duties under this Agreement and provides a specific time frame for Executive to cure such failure ; or

(b)

the willful engagement by the Executive in misconduct which is materially injurious to the Corporation, monetarily or otherwise; or

(c)

any other willful violation by the Executive of the provisions of this Agreement ;or

(d)

the Executive is convicted of a criminal offence involving fraud or dishonesty.

8.

Termination by the Corporation Without Cause

If the Corporation shall terminate the Executive's employment under this Agreement for any reason except for Cause (as defined in paragraph 7) then, upon the effective date of termination, the Corporation shall pay the Executive in one lump sum an amount equal to two (2) times the Executive's then current Base Salary. All the benefits provided to the Executive shall be continued as if the Executive was still an Executive of the Corporation for a period of twelve (12) months from the date of termination or until equal or better benefits are provided by a new employer, whichever shall first occur.

Termination without Cause shall include but not be limited to the following:

(i)

the assignment to the Executive of any duties inconsistent with the status or authority of the Executive's office, or the Executive's removal from such position, or a substantial alteration in the nature or status of the Executive's authorities or responsibilities;

(ii)

a reduction by the Corporation in the Executive's Base Salary as in effect on the date hereof or as the same may have been increased from time to time, or a failure by the Corporation to increase the Executive's Base Salary as provided for herein or at a rate commensurate with that of other key executives of the Corporation.

(iii)

the relocation the office of the Corporation where the Executive is employed at Effective Date (the "ED Location") to a location more than fifty (50) kilometers away from the ED Location, or the Corporation's requiring the Executive to be based more than fifty (50) kilometers away from the ED Location (except for requiring travel on the Corporation's business to an extent substantially consistent with the Executive's business travel obligations at the Effective Date or as mutually agreed thereafter;

(iv)

the failure by the Corporation to continue to provide-the-Executive-with benefits at least as favourable as those enjoyed by the Executive at the Effective Date or as mutually agreed thereafter, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the Effective Date or as mutually agreed thereafter, or the failure by the Corporation to provide the Executive with the number of entitled vacation days to which the Executive has earned on the basis of years of service with the Corporation; or

(v)

the failure of the Corporation, with respect to any change of control of Corporation, to obtain a satisfactory agreement from any successor Corporation to assume and agree to perform this Agreement.

In the event the Executive is entitled to a severance payment under this Agreement, then in addition to such severance payment, the Executive shall be entitled to employment search assistance to secure other comparable employment for a period not to exceed one (1) year or until such comparable employment is found, whichever is the sooner, with reasonable fees for such assistance to be paid by the Corporation.

The Executive's right to receive the aforementioned payment and benefits is expressly contingent upon the signing of a waiver and release satisfactory to the Corporation which releases the Corporation and its Affiliates from all claims and liabilities arising out of the Executive's employment and termination and including reasonable confidentiality provisions, which waiver and release is satisfactory to the Corporation with respect to form, substance and timeliness. Such waiver and release may not include any provisions for Executive not to compete with Corporation unless such provisions are reasonable with respect to the type of prohibited activity, the geographic area of such prohibition and the time frame of such prohibition.

9.

Termination by Death or Disability

If the Executive dies or becomes disabled before the Executive's employment is otherwise terminated, the Corporation shall pay the Executive or the Executive's estate, an amount of compensation equal to six (6) months of the Executive's then current Base Salary and all the Executive benefits theretofore provided to the Executive shall be continued, for a period of six (6) months from the date of Death or Disability as if the Executive were still the Executive of the Corporation. If such termination is due to the Executive's Death, payment shall be made in one lump sum to the Executive's Designate. If no Executive's Designate survives the Executive, the entire amount shall be paid to the Executive's estate within sixty (60) days of the Executive's death. If such termination is due to the Executive's Disability, payment shall be made in one lump sum to the Executive within sixty (60) days of the Executive's Disability. The compensation provided under this paragraph shall be in addition to that payable from any insurance coverage providing compensation upon Death or Disability.

10.

Notice

(a)

Any notice, direction or other instrument required or permitted to be given hereunder shall be In writing and shall be delivered either by personal delivery, registered mail or fax and addressed;

In the case of the Executive,

Marc Blythe. 5342 Malaspina Pl. North Vancouver BC. V7R 4M1

(address)

and in the case of the Corporation

(address and officer to who notice to be addressed)

(b)

Any such notice, direction or other instrument will be deemed to have been given and received, if personally delivered, on the day it was delivered, and if by registered mail, on the third business day following the date of mailing, except in the event of disruption of the postal service in which event notice will be deemed to received only when actually received, and if by facsimile, on the date indicated on the facsimile transmission confirmation sheet.

11.

Governing Law

This Agreement shall be governed by the laws of the Province of British Columbia and shall be binding upon the successors and assigns of the Corporation and the Executive.

12.

Independent Legal Advice

The Executive represents and warrants to the Corporation and acknowledges and agrees that the Executive has had the opportunity to seek and was not prevented or discouraged by the Corporation from seeking independent legal advice with respect to the contents herein and the Executive fully understands the terms and legal effect of this Agreement.

13.

Severabillty

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable In any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.

Only Agreement

This Agreement shall constitute the only agreement between the parties governing the employment of the Executive and shall supersede any and all prior agreements that may have existed between the parties.

15.

Successors

This Agreement is binding upon and enures to the benefit of the Corporation and its successors and the heirs, executors, and personal legal representatives of the Executive. The Executive may not assign, pledge or encumber the Executive's interest in this agreement or assign any of the rights or duties of the Executive without the prior written consent of the Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement at Vancouver, British Columbia as of the day and year first above written.

TARSIS RESOURCES LTD.

SCHEDULE 'A'

Executive Position: President and Chief Executive Officer ("CEO")

Reports To:

The Board of Directors ("Board") of Tarsis Resources Ltd. (the "Corporation").

Function:

As the CEO: Provides overall leadership and vision in developing, in concert with the Board, the strategic direction of the Corporation, and in developing the tactics and business plans necessary to achieve the objectives as agreed with the Board, including but not limited to increasing shareholder value.

As the President: Manages the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the Board, and financial and operational objectives are attained.

Authorities and Responsibilities:

(a)

General Functions:

1.

Provides effective leadership to the management and the employees of the Corporation and establishes an effective means of control and co-ordination for all operations and activities.

2.

Fosters a corporate culture that promotes ethical practices, integrity and a positive work climate, enabling the Corporation to attract, retain and motivate a diverse group of quality employees.

3.

Keeps the Board fully informed on the Corporation's operational and financial affairs, and on all matters of significant relevance to the Corporation. This includes external items emanating from governments and regulators on issues such as fiscal and monetary policies, legislation, etc.

4.

Develops and maintains a sound, effective organization structure, and ensures capable management succession, progressive employee training and development programs, and reports regularly to the Board on these matters.

5.

Ensures that effective communications and appropriate relationships are maintained with the shareholders of the Corporation and other stakeholders.

6.

Develops capital expenditure budgets for approval by the Board.

7.

Turns the first year of the strategic plan into a detailed operating plan and budget. The main financial and operating objectives are then approved by the Board and become the basis by which all executive and employee pay for performance goals are set and measured.

(b)

Strategy/Risks

(1)

Develops and recommends to the Board strategic plans to ensure the Corporation's profitable growth and overall success. This includes updating and making changes as required, and involving the Board in the early stages of developing strategy.

(2)

Identifies, in conjunction with the other senior officers and appropriate directors, the key risks with respect to the Corporation and its businesses and reviews such risks and strategies for managing them with the Board.

(3)

Ensures that the assets of the Corporation are adequately safeguarded and maintained.

(c)

Financial Reporting

Oversees the quality and timeliness of financial reporting. Reports to the Board, in conjunction with the Chief Financial Officer, on the fairness and adequacy of the financial reporting of the Corporation to its Shareholders.

Schedule B

EXECUTIVE'S EMPLOYMENT OR CONSULTING FOR ENTITIES OR ORGANIZATIONS OTHER THAN CORPORATION

Executive is not employed by, a consultant to, or engaged in, in any capacity, any other business, entity or organization other than Corporation, except as listed below:

(if none, state "none", otherwise provide list)

List of Other Employment (Executive and Corporation must date and initial each activity):

Date	Name of Organization	Nature of Engagement
January 1, 2013	Stratagem Capital Corp.	Director, ongoing
January 1, 2013	Rockhaven Resources Ltd.	VP Strategic Development, ongoing
January 1, 2013	Anus Development Group.	Director, ongoing
January 1, 2013	Global Resource and Infrastructure Group	Short duration due diligence assignment relating to a BC based gold project
January 1, 2013	Sprott Resource Lending	Occasional due diligence consulting engagements (none active at effective date)

Corporation agrees that Executive may be engaged in the above and Corporation and Executive agree and acknowledge that such consulting or employment is not and may not be competitive with Corporation.